THE WESTWOOD FUNDS

                          EXHIBIT TO ITEM 77I

                   TERMS OF NEW OR AMENDED SECURITIES

Westwood Equity Fund, Westwood Balanced Fund, Westwood SmallCap Equity Fund, Westwood Mighty Mitessm Fund, Westwood Realty Fund and Westwood Intermediate Bond Fund, each a series of The Westwood Funds, have authorized for issuance an additional class of shares of beneficial interest and classified such shares as Class I Shares.


                                   CLASS I SHARES
Front-End Sales Load?                   No.
Contingent Deferred Sales Charge?       No.
Rule 12b-1 Fee                          None
Convertible to Another Class?           No.
Fund Expense Levels                     Lower annual expenses than
                                        Class A, Class B
                                        or Class C Shares.

Each share of Class I beneficial interest has preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as other share classes of the Gabelli Funds, except as otherwise stated above.